Exhibit 14.2

DIAMETER PRINCIPAL FINANCE LLC

CODE OF ETHICS

(Note: This Code of Ethics is also found within the Diameter Capital Partners LP and Diameter

Principal Finance LLC Compliance Manual)

DECEMBER 2023

CODE OF ETHICS

I.	INTRODUCTION

High ethical standards are essential for the success of Diameter and to maintain the confidence of our Advisory Clients and Investors. Diameter is of the view that its long-term business interests are best served by adherence to the principle that its Advisory Clients’ and Investors’ interests come first. Equally important, Diameter has a fiduciary duty to its Advisory Clients and Investors that requires individuals associated with Diameter to act solely for the benefit of Advisory Clients and Investors. Potential conflicts of interest may arise in connection with the activities of individuals associated with investment adviser firms. In recognition of Diameter’s fiduciary obligations, its desire to maintain high professional and ethical standards of conduct, and the requirements of the Advisers Act, Diameter has adopted this Code of Ethics containing provisions designed to lessen certain conflicts between the Firm’s Employees and its Advisory Clients by: (i) placing restrictions on personal trading by the Firm’s Employees; (ii) establishing a procedure for engaging in permitted outside business activities; and (iii) preventing the improper receipt of gifts and entertainment by Employees.

Adherence to the Code of Ethics and the related restrictions on personal investing is considered a basic condition of employment for Employees of Diameter. If there is any doubt as to the propriety of any activity, Diameter Employees should consult with the Chief Compliance Officer or designee, who is charged with the administration of this Code of Ethics (including distribution of the Code of Ethics and any amendments to Access Persons (as defined herein)), has general compliance responsibility for Diameter, and may offer guidance on securities laws and acceptable practices, as the same may change from time to time. The Chief Compliance Officer or designee may rely upon the advice of outside legal counsel and/or compliance consultants. Under Rule 204A-1 of the Advisers Act of 1940, an Access Person is generally any partner, officer or director of Diameter and any Employee or other supervised person of Diameter who: (i) has access to non-public information regarding any Advisory Client’s purchase or sale of securities, or non-public information regarding the holdings of any Advisory Client; or (ii) is involved in making securities recommendations to Advisory Clients or has access to such recommendations that are non-public. For ease of administration, Diameter generally takes the view that all Employees are deemed to be Access Persons. In the case of interns that may work with Diameter from time to time, the Chief Compliance Officer or designee shall determine if such interns should be treated as Access Persons during the duration of their internship. In general, part-time student interns will not be treated as Access Persons (and will generally have restricted access to Diameter’s information), but full-time summer interns will be treated as Access Persons, and all sections of this Code of Ethics applicable to Diameter Employees will also be applicable to such interns.

Diameter takes breaches of the Code of Ethics, of Diameter’s policies and procedures, and of relevant laws and regulations very seriously. To report any conduct or situation that you believe is in conflict with the Code of Ethics or Diameter’s policies and procedures, or is otherwise improper or unlawful, you should contact the Chief Compliance Officer or designee. Diameter prohibits retaliation against you if your report is made in good faith, and endeavors to keep your identity confidential except as otherwise required by law or by the nature of your complaint and Diameter’s need to investigate the matter. Diameter takes all such reports seriously and is committed to reviewing your allegation promptly and to taking any appropriate remedial action. Diameter’s personnel are expected to cooperate with any inquiry or investigation resulting from a report of misconduct, and failure to cooperate may result in disciplinary action. All reports and inquiries will be handled confidentially to the greatest extent possible.

All Diameter Employees are required to sign and acknowledge their familiarity with the provisions of this Code of Ethics at least annually by signing the form of acknowledgment on the Compliance Alpha Portal on an annual basis.

II.	APPLICABILITY OF CODE OF ETHICS

A.

Personal Accounts of Access Persons. This Code of Ethics applies to all personal trading or investment accounts of all Diameter Employees (each, a “Personal Account”) that hold Reportable Securities (as defined herein), except to the extent indicated otherwise. In addition to accounts held in the name of, or for the benefit of, the Diameter Employee, a Personal Account also includes an account maintained by or for:

(1)	The Diameter Employee’s spouse, domestic partner (other than a legally separated or divorced spouse of the Employee) and minor children;

(2)	Any individuals who live in the Diameter Employee’s household and over whose purchases, sales, or other trading activities the Diameter Employee exercises control or investment discretion;

(3)

Any persons to whom the Diameter Employee provides primary financial support, and either (i) whose financial affairs the Diameter Employee controls or (ii) for whom the Diameter Employee provides discretionary advisory services;

(4)	Any trust or other arrangement which names the Diameter Employee as a beneficiary; and

(5)	Any investment-related entity in which the Diameter Employee has (i) a significant (i.e. greater than 25%) beneficial interest, (ii) owns a controlling interest or (iii) exercises effective control.

Upon receipt of this Compliance Manual, each Diameter Employee must provide a comprehensive list of all Personal Accounts to the Firm, generally via the Compliance Alpha Portal, and ensure that such Personal Accounts are appropriately “linked” to the Compliance Alpha Portal.

III.	RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

This Code of Ethics lays out the requirements under which a Diameter Employee is permitted to engage in securities trading for his or her Personal Accounts. It is the responsibility of each Employee to ensure that any securities transaction being considered for his or her Personal Account is not subject to a restriction contained in this Code of Ethics or is otherwise prohibited by any applicable laws. When anything under this Code of Ethics prohibits the purchase or sale of a security, it also prohibits the short sale of such security as well as the purchase or sale of any related securities such as puts, calls, other options or rights in such securities. Personal securities transactions for Employees may be effected only in accordance with the provisions of the Code of Ethics and the Compliance Manual.

A.

General Requirements. Diameter’s policy on personal investing consists of the following principal prongs and is administered primarily through the Compliance Alpha Portal, or such other program as may be selected in the future to administer compliance with personal trading policies:

•	Notifying the Chief Compliance Officer or designee of the Personal Accounts in the Diameter Employee’s own name or in the name of a spouse or other dependent or beneficiary (as detailed above);

•

Obtaining pre-approval/pre-clearance from the Chief Compliance Officer or designee for transactions in Reportable Securities in Personal Accounts over which the Diameter Employee exercises influence or control as required by this Code of Ethics;

•	Completing periodic certifications related to transactions and holdings in such accounts (as further described below); and

•

In the case of non-discretionary Personal Accounts, the Employee and the managing broker to each complete an initial attestation and obtaining requisite annual confirmations from the Employee that they exercise no influence or control over such accounts.

B.	Single Name Transactions.

A Diameter Employee is not permitted to engage in any transactions in his or her Personal Account in single name securities, except as set forth in this Code of Ethics. Diameter Employees may engage in purchases or sales of single name securities only if the Chief Compliance Officer or designee has provided prior written approval of the sale or purchase. Approval to purchase or sell publicly traded single name securities will generally not be granted unless extenuating circumstances exist. Approval to purchase or sell private single name securities generally will be granted unless doing so is prohibited by the Firm’s policies and procedures or otherwise poses a conflict. The Firm will not grant approval to trade in private illiquid placements (usually offered through friends and family rounds). Notwithstanding the foregoing, any approval granted for purchases of single name securities (whether public or private) will be provided in the Firm’s sole discretion. Approval will generally be granted for sales of legacy single name positions held by an Employee prior to commencing their employment with Diameter, as long as the Firm determines that no current conflicts exist and no potential conflicts could arise for the Advisory Clients as a result of such proposed sale. No approvals will be granted for any purchases or sales that may result in, or create the appearance of, any conflicts with the Advisory Clients or their portfolios. Diameter Employees should not expect the Chief Compliance Officer or designee to approve purchases of single name securities which the Firm could reasonably be expected to transact in for its Advisory Clients. For the avoidance of doubt, non-volitional corporate actions, such as a stock split or automated dividend reinvestment plans (DRIPs) are not subject to the pre-approval requirement stated above. Any purchases or sales (other than legacy positions acquired prior to the commencement of employment at Diameter) will be subject to the holding period and other requirements set forth in (D) below.

C.	Other Transactions in Personal Accounts.

A Diameter Employee may not acquire any direct or indirect beneficial ownership in any securities in any initial public offering. This does not include beneficial ownership in an initial public offering obtained indirectly through an open-ended mutual fund, unit investment trust that solely invests in open-ended mutual funds or other comingled investment funds.

A Diameter Employee may not acquire or dispose of any other investments or instruments in Reportable Securities in their personal securities accounts without obtaining pre-clearance from the Chief Compliance Officer or designee for such transaction. The requirement to obtain pre-clearance applies to transactions in every financial instrument (including ETFs, ETNs and initial coin offerings) involving any Reportable Securities, other than purchases or sales of U.S. government obligations, banker’s acceptances, certificates of deposit, commercial paper, and shares in money market funds. For further details, see definition of Reportable Security under Section IV.B below.

Private Placements and Illiquid Investments. A Diameter Employee may not acquire any beneficial ownership in any private placement of securities or investment opportunity of limited availability unless the Chief Compliance Officer has given prior written approval. The Chief Compliance Officer or designee, in determining whether approval should be given, will take into account, among other factors, whether the investment opportunity should be reserved for Clients and whether the opportunity is being offered to the Diameter Employee by virtue of his or her position with the Adviser. This does not include beneficial ownership in private placements or investment opportunities of limited availability (as described in this paragraph) obtained indirectly through a mutual fund or other comingled investment fund.

D.	Holding Periods.

Diameter Employees are expected to devote the workday to serving Advisory Clients and the interests of the Adviser and must avoid personal trading on any scale or of any kind that would distract the Employee from his or her daily work responsibilities or focus on Advisory Clients. The Adviser reserves the right to re-visit the permissions granted herein in its sole discretion.

The Firm discourages persistent and repeated short term trading of Reportable Securities by Diameter Employees in their personal securities accounts, and reviews personal trading by Employees. To limit the volume of overall transactions in a Diameter Employee’s Personal Accounts, which may be determined by the Chief Compliance Officer or designee acting in their sole discretion, the Firm may require that a Diameter Employee not sell a position held less than 30 calendar days, unless the Diameter Employee is selling at a loss and to protect against the further loss of principal in a position in his/her Personal Accounts and the 30 day holding period has been waived by the Chief Compliance Officer or designee. Unless the Compliance Team notifies a Diameter Employee of such holding period, the Diameter Employee is generally permitted to trade in Reportable Securities without a holding period requirement. First In, First Out (or FIFO) will be applied to the 30 calendar day holding period. This holding period requirement does not apply to transactions of Non-Reportable Securities.

E.	Process for Pre-Approvals.

Diameter Employees are requested to submit proposed transactions for pre-clearance through the Compliance Alpha Portal. Approvals will also be granted through the Compliance Alpha Portal. Generally, unless otherwise designated for illiquid names, pre-clearance granted under this paragraph will remain in effect for 48 business hours or two business days allowing the Employee to complete the approved transaction. If a Diameter Employee requires additional time to complete an approved transaction, he or she may request it via the Compliance Alpha Portal from the Chief Compliance Officer or designee. The Chief Compliance Officer and other members of the Compliance Team will request pre-clearance requests for his or her own Personal Securities Transactions, if any, from an independent member of the Compliance Team or the Co-Chief Operating Officer.

In the case of transactions in the Advisory Clients, pre-approvals are made via the subscription agreement, additional contribution forms or redemption request forms for the respective Advisory Client. In consideration of the fact that the Advisory Clients require significant advance notice for processing purposes, pre-clearance approvals provided via the Advisory Clients’ subscription agreements, additional contribution forms or redemption request forms are in effect from the date they are acknowledged as received by Diameter and/or the administrator to the Advisory Clients through the date the subscription, contribution or redemption is effective.

F.	Investments by Tots.

Children of Diameter Employees are permitted to engage in transactions (including single-name securities) up to the lesser of a total amount of (i) $1,000 or (ii) a single share, in a securities account in the name of the child. Such trades shall require pre-approval from the Chief Compliance Officer or designee, and the securities accounts are required to be linked via Compliance Alpha.

G.	Restricted List.

Each Diameter Employee is strictly prohibited from trading in the securities of issuers that are included on Diameter’s Restricted List unless granted an exception in writing by the Chief Compliance Officer or designee or the Diameter Managing Partners. Issuers on the Restricted List may include issuers of securities that Diameter has come into contact with material non-public information or certain confidential information.

H.	Management of Non-Adviser Accounts.

Diameter Employees are prohibited from managing accounts for third parties who are not Advisory Clients or serving as a trustee for third parties unless the Chief Compliance Officer or designee preclears the arrangement and finds that the arrangement would not harm any Advisory Client. The Chief Compliance Officer or designee, in his or her discretion may require the Employee to report transactions for such account and may impose such conditions or restrictions as are warranted under the circumstances.

IV.	REPORTING REQUIREMENTS FOR PERSONAL TRADING

A.	Diameter Employees are required to submit to the Chief Compliance Officer or designee (subject to the applicable provisions of Section V. below) the following reports:

(1)

New Accounts - Each Diameter Employee must notify the Chief Compliance Officer or designee promptly if the Diameter Employee opens any new Personal Account in which any securities are held with a broker or custodian or moves such an existing account to a different broker or custodian.

(2)

Initial Holdings Report - Diameter Employees are required to provide the Chief Compliance Officer or designee with an Initial Holdings Report within 10 days of the date that such person became an Employee that meets the following requirements:

B.

Must disclose all of the Diameter Employee’s current securities holdings with generally the following content for each Reportable Security (as defined in SECTION IV.B. below) in which the Diameter Employee has any direct or indirect beneficial ownership:

(i).	title and type of the Reportable Security;

(ii).	ticker symbol or CUSIP number (as applicable);

(iii).	number of shares;

(iv).	principal amount of each Reportable Security.

•	Must disclose the name of any broker, dealer or bank with which the Diameter Employee maintains a Personal Account.

•	Information contained in Initial Holding Reports must be current as of a date no more than 45 days prior to the date of submission.

•	The date upon which the report was submitted.

•	Initial Holdings Reports generally must be submitted via the Compliance Alpha Portal.

(3)

Annual Holdings Reports – Subject to the applicable provisions of SECTION V below, Diameter Employees must also provide Annual Holdings Reports of all current reportable securities holdings at least once during each 12 month period (the “Annual Holding Certification Date”). For purposes of this Code, the Annual Holdings Certification Date is December 31st and Annual Holdings Reports must be submitted within 45 days of such date. From a content perspective, such Annual Holdings Reports must comply with the requirements of SECTION IV.A.(2) above. Annual Holdings Reports generally must be submitted via the Compliance Alpha Portal.

(4)

Quarterly Transaction Reports – Subject to the applicable provisions of SECTION V. below, Access Persons must also provide quarterly securities transaction reports for each transaction in a Reportable Security (as defined in SECTION IV.B. below) in which the Access Person has any direct or indirect beneficial ownership. Such quarterly transaction reports must generally meet the following requirements:

•	Content Requirements – Quarterly transaction reports must include:

(i).	date of transaction;

(ii).	title of Reportable Security;

(iii).	ticker symbol or CUSIP number of Reportable Security (as applicable);

(iv).	interest rate or maturity rate (if applicable);

(v).	number of shares;

(vi).	principal amount of Reportable Security;

(vii).	nature of transaction (i.e., purchase or sale);

(viii).	price of Reportable Security at which the transaction was effected;

(ix).	the account in which the transaction was effected;

(x).	the date upon which the Access Person submitted the report.

•	Timing Requirements – Access Persons must submit a quarterly transaction report no later than 30 days after the end of each quarter.

•	Quarterly transaction reports generally must be submitted via the Compliance Alpha Portal.

C.

Definition of “Reportable Security”[1] – For purposes of the reporting requirements, a Reportable Security (or Securities) is any financial instrument that is known as a security and as defined in detail in Section 202(a)(18) of the Advisers Act, EXCEPT that it does NOT include:

(1)	Direct obligations of the Government of the United States and other G10 countries;

(2)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements (i.e., cash equivalents);

(3)	Shares issued by money market funds; and

(4)

Shares issued by registered open-end funds (i.e. mutual funds) that are registered under the Company Act; including such funds that are not registered funds managed by Diameter or registered funds whose adviser or principal underwriter controls Diameter, or is under common control with Diameter.

[1]	For purposes of this Code of Ethics, Bitcoin and similar cryptocurrencies are not currently considered Reportable Securities.

In an abundance of caution, to limit potential conflicts of interest by placing limitations on transactions in the Personal Accounts of Access Persons and for the avoidance of doubt, the following are considered to be Reportable Securities for the purpose of this policy:

(1)	Shares issued by Exchange Traded Funds and Exchange Traded Notes (ETFs and ETNs); and

(2)

Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds and including Reportable Funds (which includes any Registered Investment Company that may be advised or sub-advised by Diameter (or certain affiliates of Diameter)), where applicable as determined by the Chief Compliance Officer or designee.

Based on recent guidance from the SEC, initial coin offerings shall also be considered a Reportable Security for the purposes of this policy, but as noted above, Bitcoin and similar cryptocurrencies are not currently considered Reportable Securities for purposes of this policy.

V.	EXCEPTIONS FROM PERSONAL TRADING REQUIREMENTS

No Initial Holdings Report, Annual Holdings Report or Quarterly Transaction Report is required to be filed by a Diameter Employee with respect to securities held in any Personal Account over which the Employee has (or had) no direct or indirect influence or control. However, Diameter Employees with non-discretionary managed accounts generally will be required to provide the Chief Compliance Officer or designee with:

•	A notification submitted via the Compliance Alpha Portal within 10 days of opening a new non-discretionary managed account;

•

An initial attestation sent to the broker for the non-discretionary managed account within 30 days of the date the account is opened. In addition, Diameter Employees must obtain this attestation for all non-discretionary managed accounts in existence as of the date of this Compliance Manual. A form of attestation has been provided in Appendix D but the Chief Compliance Officer or designee may also accept other similar forms provided by the brokers; and

•	An annual attestation to be completed via the Compliance Alpha Portal for any non-discretionary accounts.

Pre-Clearance is not required to be submitted with respect to any transactions effected pursuant to any Personal Account over which the Employee has (or had) no direct or indirect influence or control (i.e., dividend reinvestment plans).

No Initial, Annual or Quarterly Transaction Report is required to be filed by an Employee with respect to securities held in their 529 Plans or 401(k) plans. If a Diameter Employee transacts in Reportable Securities more than one time a year (i.e. more than solely for annual rebalancing purposes) in their 401(k) plans, they should link the account in the Compliance Alpha Portal and request pre-clearance before undertaking any transactions involving Reportable Securities in their 401(k) plans.

Quarterly Transaction Reports are not required to be submitted with respect to any transactions effected pursuant to an automatic investment plan or dividend reinvestment plan (although holdings need to be included on Initial and Annual Holdings Reports).

VI.	NOTIFICATION AND/OR APPROVAL OF OUTSIDE BUSINESS ACTIVITIES AND INSIDER RELATIONSHIPS

Employees of Diameter must avoid any activity that could conflict or interfere with, or give the appearance of conflicting or interfering with, the Diameter Employee’s responsibilities to Diameter and the Advisory Clients. Accordingly, a Diameter Employee’s involvement in outside business activities will require the pre-approval of the Chief Compliance Officer or designee as set forth herein. Failure to obtain approval may subject the Employee to disciplinary action, including the termination of employment. Any questions about this policy should be directed to the Chief Compliance Officer or designee.

Disclosure and Approval upon Joining Diameter; Updates

All outside business activities (including, but not limited to, volunteer activities, acting as a director of a public or private company, acting as an advisor or consultant or in another capacity with an outside business) must be disclosed to the Chief Compliance Officer or designee no later than 10 business days after joining Diameter, generally using the form provided on the Compliance Alpha Portal. The Chief Compliance Officer or designee must formally grant approval for any activities disclosed on this form upon joining Diameter. In general, activities will be approved so long as they do not conflict with the business or interests of Diameter or its Advisory Clients and do not impair the Employee’s ability to perform his or her job responsibilities. Any changes to the information disclosed by the Employee must also be promptly reported to the Chief Compliance Officer or desginee. Further, the form will generally be required to be updated annually. If required, Diameter’s Compliance Team will add any relevant issuer to the Restricted List.

Pre-Approval Required for Outside Business Activities

For any new outside business activities, the Chief Compliance Officer’s or designee written approval via the Compliance Alpha Portal or email is required before an Employee can engage in any of the following activities:

•	engaging in any business other than the performance of responsibilities for Diameter;

•	accepting employment or compensation from any person or organization other than Diameter;

•

serving as an officer, director (on a corporate board or otherwise), member, partner, a member of a creditor’s committee or employee of a business organization other than at the specific request of Diameter;

•	participating on an investment committee (or similar role) of an educational or charitable organization;

•

performing any consulting or advisory role, whether compensated or on a pro bono basis, which may be related to the business or activities of Diameter (such as to a trade organization or “think tank”) other than at the specific request of Diameter; and

•

except as permitted by the Personal Trading Policy and the Private Investments sections of this Code, owning any stock or having any financial interest, directly or indirectly, in any other business organization.

Diameter generally will not grant approval of any outside business activity which conflicts or may conflict with the business in which Diameter itself engages or where Diameter’s ability to trade in certain securities may be restricted or Diameter’s activities limited in other ways. Note that an outside business activity may evolve such that the business or your participation changes in a way in which it might pose a conflict.

Employees must, therefore, notify the Chief Compliance Officer or designee promptly of any material changes to the business plan or business lines of any approved outside business activity or of any changes in the nature of your participation. The Chief Compliance Officer will determine whether the approval remains appropriate.

In order to request pre-approval, Employees will need to provide information about: (i) the nature of the outside business activity; (ii) the name of the organization; (iii) any compensation from anyone outside Diameter; and (iv) the time demands of the activity. Generally, any outside business activity which conflicts with the Employee’s duties at Diameter or Diameter’s business will not be approved.

Pre-approval is not required for outside business activities related to charities, non-profit organizations/clubs or civic/trade associations, although these must be disclosed to Diameter on the annual update form with the Compliance Alpha Portal. In addition, no pre-approval is necessary if the enterprise is a family-owned business that is not related to the investment advisory business and the service required of you will not interfere with your duties at Diameter. However, it should be noted that participating in an investment committee of a charity or non-profit organization/club will require pre-approval of the Chief Compliance Officer or designee.

VII.	GIFTS/BUSINESS ENTERTAINMENT POLICY

The practice of giving gifts and business entertainment has a legitimate place in business and industry practice. However, Diameter wants to avoid the risk of an actual or perceived conflict of interest or other impropriety with any excessive exchange of gifts or entertainment. This policy applies to gifts and entertainment in the context of a business relationship only and does not address situations where the relationship is primarily personal and independent of business, even if there is also an existing or potential business relationship. In all cases, Employees should consider whether there could be an appearance of, or an actual conflict of interest. If a Diameter Employee is unsure, he or she should discuss with the Chief Compliance Officer or designee.

Receiving Gifts

The receipt of gifts or benefits whose estimated value exceeds $250 must be pre-approved by the Chief Compliance Officer or designee. Employees must notify the Chief Compliance Officer or designee upon receiving or being offered a benefit or gift from a third-party business contact of Diameter if the estimated value of such gift or benefit is valued between $100 and $250 (measured on a per person basis if more than one Diameter employee is involved). This includes gifts received at holiday time, such as bottles of wine or food baskets. No cash or cash equivalent gifts of any amount can be accepted. If an Employee is offered any such gift they should decline it and promptly inform the Chief Compliance Officer or designee. The Chief Compliance Officer or designee may (but need not) require that any gifts received above the value of $250 be returned or donated to a charitable organization or that the third party be compensated (by the Employee) for the value of the benefit received. The Chief Compliance Officer or designee will maintain a log of all gifts reported to him or her under this policy in excess of this threshold amount. Furthermore, in the event that the cumulative value of all gifts an Employee receives from a particular third-party business contact exceeds $250 in any given calendar year, such Employee must notify the Chief Compliance Officer or designee.

Receiving Entertainment

The receipt of entertainment whose estimated value exceeds $250 must be pre-approved by the Chief Compliance Officer or designee. Employees must notify the Chief Compliance Officer or designee upon receiving or being offered entertainment if the estimated value of such entertainment falls between $100 and $250.

For purposes of this policy, the following types of entertainment require pre-approval from the Chief Compliance Officer or designee:

•	payment for business meals if the cost of the business meal is reasonably expected to exceed $500 per person;

•	tickets to sporting events, concerts, golf outings or other entertainment events, if the cost of the ticket for attending such event is reasonably expected to be more than $250;

•

conferences, cocktail parties or other events sponsored by brokerage firms or other companies with whom Diameter has or may develop a business relationship if the cost of attendance was reasonably expected to be more than $500 per person; and

•	any event that requires air travel will require pre-approval from the Chief Compliance Officer or designee.

The Chief Compliance Officer or designee may approve certain types of business entertainment that involves air travel or unique activities after considering relevant factors, including (i) the purpose of the entertainment, (ii) the potential for a conflict or appearance of a conflict of interest, and (iii) whether the entertainment is reasonable in relation to the business purpose.

Diameter Employees are expected to use their judgement to evaluate what kinds of entertainment can be considered lavish, extravagant or excessive, or above the $500 threshold. A Diameter Employee must also take into consideration the frequency of entertainment from a particular third party in making such determination of what constitutes permissible receipt of gifts and entertainment under this policy. Employees should contact the Chief Compliance Officer or designee when they have any questions about the permissibility of gifts and entertainment.

All entertainment must be in good taste and behavior should be commensurate with that expected at a business affair. No Diameter Employee may participate in any inappropriate business entertainment, such as attendance at gentlemen’s clubs or similar venues, or that involves any illegal activity. If an Employee is invited to attend or participate in any such event, the Diameter Employee should decline to participate and should inform the Chief Compliance Officer or designee.

Further, Diameter Employees may not accept gifts or business entertainment (i) from a person or organization that conducts or seeks to conduct business with the Firm if the gift or entertainment is intended to, or likely to, cause the Diameter Employee to make a decision for the Advisory Clients other than on its merits or to act in a manner inconsistent with the best interests of the Advisory Clients, the Investors or the Firm, (ii) if acceptance or participation by the Diameter Employee is likely to create the appearance of impropriety, (iii) if the Diameter Employee believes that it would be improper to accept the gift or entertainment (such as where the Diameter Employee knows that the gift or entertainment is prohibited by the policies of the other person’s employer), or (iv) if acceptance is likely to conflict with the Firm’s duties to its Advisory Clients and Investors.

Giving Gifts or Entertainment

Diameter Employees must obtain the prior written approval of the Chief Compliance Officer or designee prior to giving any gifts or entertainment whose value exceeds $500 to any third party business contact. Diameter Employees may not circumvent this policy by giving or receiving gifts through their family members or others if such gifts would be impermissible if given or received by the Employee.

Accepting Gifts and Entertainment from ERISA Plan Clients/Investors.    Diameter Employees may not accept any direct or indirect gifts or entertainment from an ERISA Plan client/investor of Diameter or any affiliate, provided, however, that ordinary business gifts or meals valued at less than $50 are permitted provided that such business gift or meal, together with all such gifts or meals received from any one source within a year, do not equal or exceed $100 and, provided further, that such business gift or meal is promptly reported to the Chief Compliance Officer or designee.

Additional Guidance. The table below is provided to help you understand the types of Gifts and Entertainment that could create the appearance of a conflict of interest or otherwise improperly influence decision making by Diameter personnel or a person with whom the Firm is conducting business. You should recognize that these are merely examples and that Gifts and Entertainment can come in many forms. You should avoid any conduct that presents an actual or perceived conflict of interest.    You should contact the Compliance Department if you need any assistance in determining whether the giving or receipt of a Gift or Entertainment is appropriate.

Nature of Gift / Entertainment	Examples	Considerations
Receipt of Entertainment Valued at $100 - $250	• All entertainment with an approximate dollar value of $100 - $250	Prompt reporting to Compliance is required.

Gifts valued at $100 - $250	• All gifts, including unaccompanied entertainment, with an approximate dollar value of $100 - $250	Prompt reporting to Compliance is required. Giving gifts requires pre-approval by Compliance.

Receipt of Gifts or Entertainment with a market value of >$250	• Super bowl tickets • Backstage passes. • Access to exclusive or restricted sporting venues (e.g., Augusta National)	Pre-approval from Compliance is required.

Entertainment, Gifts, or Reimbursement of Expenses to Government or Union Officials	• All entertainment, gifts, or reimbursement of expenses	Pre-approval from Compliance is required.

VIII.	PERSONAL CONFLICTS OF INTEREST

A.

General Principle. It is your responsibility to act in the best interests of Diameter and its Advisory Clients and Investors at all times. Therefore, you may not engage in personal activities that conflict with the interests of Diameter or its Advisory Clients or Investors or that may jeopardize Diameter’s reputation, and you may not allow your business responsibilities to be influenced, or appear to be influenced, by personal interests. You must promptly disclose any situation that may present a conflict or the appearance of a conflict, so that appropriate action (including the adoption of safeguards) may be taken to address any actual or suspected conflict.

B.

Examples of Personal Conflicts of Interest. A personal “conflict of interest” occurs when a personal interest interferes, or gives the appearance of interfering, with the interests of Diameter or its Advisory Clients or Investors. It is impossible to foresee every potential conflict of interest that could arise; however, the following are examples of activities, relationships or situations that may raise a personal conflict of interest and, in some instances, could be a violation of laws or regulations:

•

having a personal or family interest (i.e., parents, mother-in-law, father-in-law, husband, wife, brother, sister, brother-in-law, sister-in-law, son, daughter, son-in-law, daughter-in-law, children who are directly or indirectly dependents) in a transaction involving Diameter or its Advisory Clients;

•	having a personal or family interest in an Advisory Client or Investor of Diameter, or in a company with which Diameter seeks to do business or that seeks to do business with Diameter;

•

taking personal advantage of a business opportunity that Diameter could reasonably be expected to be interested in, whether or not the opportunity was discovered through your use of Firm property, information or position;

•	using confidential information of Diameter or its Advisory Clients or Investors for one’s personal benefit or that of others, for example, to purchase the securities of a Client;

•

engaging in an outside business activity, such as serving as an employee or director of another company, that directly or indirectly could have an impact on your job responsibilities or on Diameter’s interests; and

•	acceptance by you or a family member of a gift of more than nominal value from an existing or potential supplier, Advisory Client or Investor of Diameter.

You should always ask yourself whether the personal relationship in question could influence or appear to influence any business decisions or interfere with your job responsibilities or duties to an Advisory Client or Investor, or whether, if the situation became public knowledge, you or Diameter, or an Advisory Client or Investor of Diameter, could be embarrassed. If the answer to any of these questions is “yes,” there exists a potential conflict of interest, which must be promptly disclosed to the Chief Compliance Officer or designee.

C.

Disclosure of Potential Conflicts of Interest. Employees are required to complete a Conflicts of Interest questionnaire annually. You must promptly disclose to the Chief Compliance Officer or designee any personal activity, financial interest or relationship that could present a conflict or the appearance of a conflict with the interests of Diameter or its Advisory Clients or Investors, and — if in doubt — you should consult with the Chief Compliance Officer or designee. Diameter will then be in a position to take appropriate steps to address any potential conflict of interest.

IX.	PROTECTION OF MATERIAL NON-PUBLIC INFORMATION ABOUT SECURITIES/INVESTMENT RECOMMENDATIONS

Diameter Employees should note that Diameter has a duty to safeguard material, non-public information about securities/investment recommendations provided to (or made on behalf of) Advisory Clients. As such, Diameter Employees generally should not share such information outside of Diameter and should limit such information internally to such Diameter Employees who have a “need to know.”

Diameter Employees and Diameter may provide such information to persons or entities providing services to Diameter or Advisory Clients where such information is required to effectively provide the services in question.

Examples of such are:

•	brokers;

•	accountants or accounting support service firms;

•	custodians;

•	transfer agents;

•	bankers;

•	lawyers; and

•	compliance consultants

If you have any questions about the sharing of material, non-public information about securities/investment recommendations made by Diameter please contact the Chief Compliance Officer or designee.

It is essential that information about the investment activities of Advisory Clients be maintained in confidence.

The policies set forth below are designed to comply with the requirements of applicable law or agreements to which Diameter is a party and to avoid even the appearance of impropriety.

1.

Employees of Diameter should conduct their business and social activities so as to avoid the risk of inadvertent disclosure of confidential information about Advisory Client investment activities. Thus, investments should not be discussed in public places, including, without limitation, trains, airplanes, hired vehicles and restaurants.

2.	Investment activities should not be discussed within hearing range of visitors to Diameter’s offices.

3.	Investment activities should not be discussed with friends or relatives, including those living in the same household as a Diameter Employee.

4.

When practicable, visitors to the offices of Diameter should be restricted to conference rooms. Employees of Diameter should take care to keep confidential information out of sight when visitors are present in their individual offices.

X.	OVERSIGHT OF CODE OF ETHICS

A.	Reporting. Any situation that may involve a conflict of interest or other possible violation of this Code of Ethics must be promptly reported to the Chief Compliance Officer or designee.

B.

Sanctions. The Chief Compliance Officer or designee, with advice of outside legal counsel and/or compliance consultants, at their discretion, shall consider reports made to management and/or the Chief Compliance Officer or designee and upon determining that a violation of this Code of Ethics has occurred, may impose such sanctions or remedial action management deems appropriate or to the extent required by law (as may be advised by outside legal counsel or other advisors). These sanctions may include, among other things, disgorgement of profits to a charity of the violator’s choice (with evidence of such donation provided to the Chief Compliance Officer or designee), or suspension or termination of employment with Diameter. In addition, violations of the Code of Ethics may subject Access Persons to civil and criminal penalties, including fines and imprisonment.

XI.	REPORTING VIOLATIONS

Employees are encouraged to bring perceived violations of law or internal policies to the attention of the Chief Compliance Officer or designee prior to speaking about the perceived violation with any other person. Concerns may be brought to the attention of the Chief Compliance Officer or designee on a confidential or anonymous basis. However, Diameter may be unable to fully evaluate a vague or general concern that is made on a confidential or anonymous basis. It should be noted that Diameter may be obligated by law or otherwise to disclose the substance of a concern to regulators and/or Investors. In such situations,

Diameter will endeavor to protect the confidentiality of the source of the information, though this may not always be possible. Failure to report a violation to the Chief Compliance Officer or designee could result in disciplinary action against any non-reporting Employee, which may include termination of employment. Diameter has a non-retaliation policy to protect those Employees who report such matters in good faith. More specifically, Diameter will not discharge, demote, suspend, threaten, harass or in any manner discriminate against any Employee based upon the lawful and good faith actions of such Employee in raising a concern with the Chief Compliance Officer or designee. It is, however, noted that the act of making allegations that prove to be unsubstantiated or made maliciously, recklessly, with gross negligence or knowledge that such allegations are false will be viewed as a serious offense and may result in discipline (including without limitation termination of employment and civil or criminal liability).

XII.	COMPLIANCE WITH FEDERAL SECURITIES LAWS

All Diameter Employees are required to comply with Applicable Laws. Failure to adhere to Applicable Laws could expose a Diameter Employee or the Firm to sanctions imposed by Diameter, the SEC or law enforcement officials. These sanctions may include, among others, disgorgement of profits, suspension or termination of employment by Diameter, or criminal or civil penalties. If there is any doubt as to whether an Applicable Law applies, Diameter Employees should consult the Chief Compliance Officer or designee.

XIII.	CHARITABLE CONTRIBUTIONS

Diameter Employees are prohibited from making charitable contributions to any organization with the intent of soliciting investments from the organization.

Prior to making any charitable contributions, Diameter Employees must first obtain pre-approval from the Chief Compliance Officer or designee.